Exhibit 10.29

FIRST AMENDMENT TO LEASE

(Building 4 and 5 - 1700 and 1800 Seaport Boulevard)

(LEASE TERMINATION AND

MUTUAL GENERAL RELEASE AGREEMENT)

This First Amendment to Lease (Lease Termination and Mutual General Release Agreement) (“Agreement”) is dated for reference purposes, entered into and made effective as of May 9, 2002 at San Francisco, California, by and between PACIFIC SHORES DEVELOPMENT, LLC, a Delaware limited liability company (“Lessor”) and BROADVISION, INC., a Delaware corporation (“Lessee”).

R E C I T A L S

A.  Lessor and Lessee entered into that certain written Lease dated April 12, 2000 (“B-4 Lease”), with respect to certain premises identified therein and commonly known as Building 4, Pacific Shores Center, 1800 Seaport Boulevard, Redwood City, California  94060 (“B-4 Premises”).

B.  Lessor and Lessee entered into that certain written Lease dated February 15, 2000 (“B-5 Lease”), with respect to certain premises identified therein and commonly known as Building 5, Pacific Shores Center, 1700 Seaport Boulevard, Redwood City, California  94060 (“B-5 Premises”).

C.  Lessor and Lessee entered into that certain written Lease dated February 15, 2000 (“B-6 Lease”), with respect to certain premises identified therein and commonly known as Building 6, Pacific Shores Center, 1600 Seaport Boulevard, Redwood City, California  94060 (“B-6 Premises”).

D.  Lessee is actively engaged in seeking subtenants who would be acceptable to Lessor as direct tenants upon any termination of the B-4 and B-5 Leases.

E.  Lessor and Lessee now desire to amend the B-4 and B-5 Leases and to terminate both Leases effective as of May 14, 2002 (the “Termination Date”), so that all matters arising out of the B-4 and B-5 Leases are fully and finally resolved on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee each agrees as follows:

1.  Recitals.  Each of the foregoing recitals is true and correct and each of these Leases is confirmed and ratified as being in full force and effect.

2.  Termination: Survival of Indemnity.  Lessor and Lessee agree that, in consideration of the timely performance by Lessee of all of its obligations hereunder, each of the B-4 and B-5 Leases and all rights, obligations and liabilities of Lessor and Lessee under the B-4 and B-5 Leases with respect to the time period following the Termination Date (including, without limitation, the option to extend the Lease Term in Section 3.02, the Right of First Offer to Lease in Section 17.25 and all other options and right of first refusal or first offer contained therein) are hereby terminated as of the Termination Date, provided that Lessee’s indemnity obligations under Sections 7.07, 7.08 and 17.22(d) of the B-4 and B-5 Leases (copies of which Sections are attached hereto as part of Exhibit “A” and incorporated herein by this reference) shall survive said termination as to acts, omissions, conditions and events which occur on or before the later of (i) the Termination Date, or (ii) the date upon which Lessee vacates the Premises and surrenders legal and actual possession of same to Lessor.

3.  Termination Payment.  As additional consideration for Lessor’s entering into this Agreement, on or before the Termination Date Lessee shall pay to Lessor in cash or immediately available funds (i) a lease buyout fee (the “Lease Buyout Fee”) in the total sum of Forty Five Million Dollars and no cents ($45,000,000.00), and (ii) an amount equal to fifty percent (50%) of Base Rent and NNN installments otherwise due on May 1, 2002, i.e., $542,372.64.

4.  Surrender of Premises.  On the Termination Date, Lessee shall vacate and thereby surrender legal and actual possession of the B-4 and B-5 Premises including all existing Tenant Improvements and existing generators at the B-4 and B-5 Premises to Lessor in the condition required by Section 17.09(a) of the B-4 and B-5 Leases (a copy of which Section is attached hereto as part of Exhibit “A” and incorporated herein by this reference).  If Lessee remains in possession of either or both of the B-4 and B-5 Premises after the Termination Date, Lessee shall be a tenant at sufferance, subject to immediate eviction without notice and to liability for damages under California law, and shall be in material breach of this Agreement and the B-4 and B-5 Leases.  The provisions of Section 17.09(b) of the B-4 and B-5 Leases (set forth in Exhibit “A”) are incorporated herein by the reference and shall apply to any holdover by Lessee beyond the Termination Date.

5.  Lease Obligations to be Performed.  As a condition to Lessor’s obligations hereunder (but not as consideration therefore), through and including the Termination Date, Lessee shall comply fully and timely with all the terms, obligations, covenants, and conditions of the B-4 and B-5 Leases, including, without limitation, payment of Base Rent and Additional Rent and all other amounts to be paid by Lessee under the B-4 and B-5 Leases.

6.  B-4 and B-5 Letters of Credit to be Returned.  Within ninety-two (92) days after the Termination Date provided that no bankruptcy petition (voluntary or involuntary) is filed with respect to BVSN during said ninety-two days (in which case Lessor may immediately draw on the letters of credit deposited with Lessor under the Building 4 Lease and the Building 5 Lease, provided that, if and when a final adjudication determines that Lessor is entitled to keep the entire Lease Buyout Fee, Lessor will within thirty (30) days thereafter return the amount drawn, without interest, less all reasonable expenses, including attorneys’ fees and expert witness fees, which Lessor incurs in the bankruptcy case (or otherwise) with respect to or in connection with obtaining such final adjudication) and further conditioned upon the full and timely performance and observance by Lessee of all of its obligations hereunder and under the B-4 and B-5 Leases (pursuant to Lessee’s obligation to do so under the B-4 and B-5 Leases and not as consideration for the termination of the Leases) through the Termination Date, Lessor shall deliver to Lessee the two letters of credit being held as Security Deposits under the B-4 Lease and B-5 Lease and provided that Lessee has performed its obligations pursuant to that certain First Amendment to Lease being executed currently herewith for the B-6 Lease to deliver a $3,500,000.00 letter of credit as additional security under the B-6 Lease.  In the event Lessor is entitled to keep only a portion of the Lease Buyout Fee, Lessor shall be entitled to keep the amounts drawn on the letters of credit to make up the portion of the Lease Buyout Fee disallowed, and shall return the remainder to Lessee.

7.  Tenant Improvement Deposits.  Lessee hereby acknowledges that all monies on deposit with Lessor or its lender which were deposited under the B-4 and B-5 Leases for the purpose of paying for Tenant Improvements have been released and transferred by Lessee to be applied by Lessor to payment of Tenant Improvements, pursuant to Lessee’s obligations to do so under the B-4 and B-5 Leases (and not as consideration hereunder) and Lessee relinquishes and waives any claim to said monies (and to any accounting therefor).

8.  All Obligations Performed.  Lessor and Lessee each acknowledge that the other has performed and observed all its obligations to be performed and observed under the B-4, B-5 and B-6 Leases through and including the date hereof and neither Lessee nor Lessor is in default under the B-4, B-5 or B-6 Leases.  Within thirty (30) days after the Termination Date, Lessee, at its sole cost and expense, shall (i) disconnect and sever all existing telephone, security and any and all other services or systems which are connected between any of B-4, B-5 and B-6 Buildings and repair any damage caused thereby as reasonably approved by Lessor, such that the affected service and system in each Building is a usable stand alone system, (ii) deliver to Lessor all reader cards, any other service or system components necessary or appropriate to utilize said services and systems, “as-built” plans, manufacturers handbooks and other information which Lessee possesses concerning such services and systems, and (iii) assign to Lessor, in form reasonably acceptable to Lessor, all warranties and guaranties related to said services and systems.

9.  Lessee’s Breach; Specific Performance and Liquidated Damages.  Notwithstanding any other provisions hereof, if Lessee fails to comply timely with any of its obligations set forth in paragraph 3, 4 or 5 hereof, including, without limitation, payment of the Lease Buyout Fee as well as, vacation and surrender of the B-4 and B-5 Premises on the Termination Date, or if a Lessee representation in paragraphs 11 or 12 hereof is untrue, Lessee shall be in material breach hereof, and Lessor may elect either to (i) sue for specific performance and for damages, or (ii) elect to cancel this Agreement in which case the B-4 and B-5 Leases shall not terminate and/or (iii) pursue any and all other legal or equitable remedies it may have.

10.  Lender’s Consent; Board Authorization.  Lessee’s and Lessor’s obligations hereunder are subject to the receipt (i) by Lessee, no later than thirty (30) business days after the date hereof, of the Lender’s Consent, as hereinafter defined, and (ii) by Lessor, no later than May 2, 2002, of a certified resolution of Lessee’s Board of Directors authorizing the execution of this Amendment.  Lessor hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Lessee does not receive the Lender’s Consent by such date, this Amendment shall, at either Lessor’s or Lessee’s option, thereupon be deemed terminated and of no further force or effect, and neither party shall have any further rights, obligations, or liabilities hereunder.  As used herein, the term “Lender’s Consent” means a written consent to this Agreement (including, without limitation, Section 13 hereof), executed by the holder of the promissory note secured by that certain Deed of Trust encumbering the fee interest in the real property of which the Premises are a part) recorded on March 31, 2001 in the Official Records of San Mateo, California, as Document No 2000-037860.

11.  No Prior Transfer or Rights.  Lessee hereby represents and warrants that it has not made any assignment, sublease, license, conveyance, encumbrance, lien or any other transfer of any nature whatsoever of (i) the B-4 and B-5 Leases, (ii) the Tenant Improvement Deposits, (iii) any rights or benefits under the B-4 and B-5 Leases, including, without limitation, the right to possession, use or occupancy of the B-4 and B-5 Premises, or any part thereof and that Lessee has all power, authority and right necessary to terminate the B-4 and B-5 Leases as of the Termination Date and to otherwise enter into and perform this Agreement and Lessee further represents and warrants that neither the execution nor compliance with this Agreement will conflict with or result in a breach of any other agreement, instrument, order, injunction, judgment or decree to which Lessee is a party or by which Lessee is bound or constitutes a default hereunder.

12.  Solvency.  Lessee represents and warrants that, as of the date of this Agreement, and after giving effect to the transactions contemplated hereby, Lessee is paying and is and will be able to pay its debts in the ordinary course of its business and consistent with its past practices and Lessee does and will have capital sufficient to carry on its business.

13.  General Release and Indemnity.  Effective as of the Termination Date, Lessor and Lessee, each on behalf of itself, its respective shareholders, partners, officers, directors, constituent members, lenders, associates, affiliates, attorneys, trustees, trusts as to which it serves as trustee, employees, agents, and all others claiming through same and each of their successors and assigns (collectively, disjunctively, and conjunctively its “Affiliates”) hereby generally releases and forever discharges the other party and its Affiliates from and against any and all claims, demands, charges, costs, liabilities, expenses (including reasonable attorneys’ fees), accounts, actions or causes of action of any nature, whether absolute or contingent, tort or contract, legal or equitable, common law or statutory, now or hereafter occurring, and no matter by whom alleged or asserted, and including, without limitation, both known and unknown liabilities, claims and causes of action arising out of, related to or in connection with (i) the B-4 and B-5 Leases, (ii) the design, construction, characterization and costs of Tenant Improvements, (iii) Lessee’s possession or use of the B-4 and B-5 Premises during the terms of the B-4 and B-5 Leases and through and including the Termination Date, and/or (iv) any other relationship dealing or occurrence between Lessor and Lessee or anyone else acting on behalf of Lessor or Lessee except for obligations expressly excluded below (collectively “Claims”).  The foregoing shall not release Lessor’s obligation to return the Letters of Credit pursuant to Section 6 hereof.  Each party agrees to indemnify and hold harmless the other party and its Affiliates as to any of the Claims released by such party which is brought against such other party and/or its Affiliates.

14.  Full and Final Release; Unknown Claims.  This is a full and final release of any and all Claims by Lessor and Lessee and their respective Affiliates against the other and its Affiliates.  This Agreement shall apply to all unknown and unanticipated damages or injuries resulting from any such Claims.  Lessor and Lessee each on behalf of itself and its Affiliates, in its capacity as the holder of potential unknown claims (“Creditor”) against the other and its Affiliates (“Debtor”), expressly waives the provisions of California Civil Code Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

/s/ fb
Lessee’s Initials

/s/ jp
Lessor’s Initials

15.  No Prior Assignment of Claims.  Each party warrants and represents that no other person has any interest in the Claims it is releasing and that no assignment or transfer of any of such Claims has occurred.

16.  Expressly Excluded Claims.  The parties expressly exclude from the Claims being released hereunder, their respective obligations and any claims related to or arising from the B-6 Lease.

17.  Indefeasibility Covenants and Conditions.

(a)           Lessee shall indemnify and hold harmless Lessor from any cost, liability, expense, claim or damage that Lessor may suffer as a consequence of the failure of Lessor to obtain or retain the benefits of this Agreement as a result of any action of Lessee, including, without limitation, the cost and expenses of defending or otherwise seeking to preserve its rights pursuant to this Agreement.

(b)           Lessee and Lessor each hereby covenants and agrees that they will not, by voluntary action, by amendment of this Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger or dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by them, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such action as may be necessary or appropriate to protect the rights and benefits of the other party against impairment.

(c)           Lessee and Lessor each hereby covenants and agrees that they shall not initiate, assign, maintain, prosecute or otherwise participate or assist in, or benefit from, or assist in, or benefit from, or finance, support or otherwise encourage the institution, maintenance or pursuit of any action, claim, demand, cause of action, defense, or proceeding (whether at law or otherwise) against the other party that would impair any of the rights or benefits of the other party hereunder.

18.  Further Cooperation.  Each party shall take such further action, including, without limitation, the execution of additional documents, as may be reasonably required to effectuate the terms and conditions of this Agreement.

19.  Dismissal of Litigation.  Lessee and Lessor each shall dismiss with prejudice, within five (5) days after the date of this Agreement, any and all legal or equitable actions it has filed against the other in a court of law prior to the date of this Agreement.

20.  Attorneys’ Fees for Breach of this Agreement.  If any party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such proceeding, action or appeal thereon, shall be entitled to reasonable attorneys’ fees.  Such fees may be awarded in the same suit or recovered in a separate suit whether or not such action or proceeding is pursued to decision or judgment.

21.  Legal Representation.  Each party hereby acknowledges and represents that it has been represented by legal counsel with respect to this Agreement and understands and assumes the risk of all rights surrendered and all burdens assumed by entering into this Agreement and is in no manner relying on any representations of the other party or its agents or employees with respect to the subject matter of this Agreement.  Each party shall bear its own attorneys’ fees incurred in connection with this Agreement and the subject matter hereof with respect to the time period preceding the execution hereof.

22.  WAIVER OF RIGHT TO JURY TRIAL.  LESSOR AND LESSEE WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT, STATUTORY OR TORT CLAIM, DEFENSE, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT, OR ITS NEGOTIATION OR EXECUTION, THE B-4 OR B-5 BUILDINGS OR LEASES WHETHER FOR EQUITABLE RELIEF OR DAMAGES OR THE ENFORCEMENT OF ANY OTHER REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE.

23.  Time is of the Essence.  Time is of the essence of each provision hereof.

24.  Notices.

(a)           Written Notice.  Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in paragraph (b) below and shall be addressed to Lessee or to Lessor at the addresses noted below, next to the signature of the respective parties, as the case may be.  Either party may by notice to the other specify a different address for notice purposes.  A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate by notice to lessee, but delay or failure of delivery to such person shall not affect the validity of the delivery to Lessor or Lessee.

(b)           Methods of Delivery.

(i)            When personally delivered to the recipient, notice is effective on delivery.  Delivery to the person apparently designated to receive deliveries at the subject address is personally delivered if made during business hours (e.g. receptionist).

(ii)           When mailed by certified mail with return receipt requested, notice is effective on receipt if delivery is confirmed by a return receipt.

(iii)          When delivery by overnight delivery Federal Express/Airborne/United Parcel Service/DHL WorldWide Express with charges prepaid or charged to the sender’s account, notice is effective on delivery if delivery is confirmed by the delivery service.

(c)           Refused, Unclaimed or Undeliverable Notices.  Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be affective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight delivery service.

25.  Counterparts.  This Agreement may be executed in counterpart originals, in which case all such counterpart originals, taken together, shall constitute one and the same Agreement.

26.  Entire Agreement and Integration Clause.  This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and supersedes all prior discussions, negotiations, and agreements whether oral or written.  Any amendment to this

Agreement, including oral modification supported by new consideration, must be reduced to writing and signed by both parties before it will be effective.

LESSOR

LESSEE

“PACIFIC SHORES”

“BROADVISION”

Pacific Shores Development, LLC,		BroadVision, Inc., a
a Delaware limited liability company		Delaware corporation

By:	Technology Land, LLC,
a California limited
liability company

By:	/s/ Jay Paul	By:	/s/ Fran Barton
	Jay Paul,		Fran Barton
	(type or print name)		(type or print name)
Its:	President	Its:	EVP & CFO

Notice Address:		Notice Address:

Attn:	Jay Paul	Attn:	Legal Department
	Technology Land, LLC		BroadVision, Inc.
	350 California Street, Ste. 1905		585 Broadway
	San Francisco, CA 94104-1432		Redwood City, CA 94063

With a copy to:		With a copy to:
	Thomas G. Perkins, Esq.		Elizabeth A. Willes, Esq.
	99 Almaden Blvd., 8th Floor		Cooley Godward LLP
	San Jose, CA 95113		4401 Eastgate Mall
San Diego, CA 92121

EXHIBIT A

Section 7.07  Indemnification and Exculpation.

(a)     Except as otherwise provided in Section 7.07.(b), Lessee shall indemnify and hold Lessor free and harmless from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorney fees, expert witness fees and costs, arising by reason of the death or injury of any person, including any person who is an employee, agent, invitee, licensee, permittee, visitor, guest or contractor of Lessee, or by reason of damage to or destruction of any property, including property owned by Lessee or any person who is an employee, agent, invitee, permittee, visitor, or contractor of Lessee, caused or allegedly caused (1) while that person or property is in or about the Premises; (2) by some condition of the Premises; (3) by some act or omission by Lessee or its agent, employee, licensee, invitee, guest, visitor or contractor or any person in, adjacent, on, or about the Premises with the permission, consent or sufferance of Lessee; (4) by any matter connected to or arising out of Lessee’s occupation and use of the Premises, or any breach or default in timely observance or performance of any obligation on Lessee’s part to be observed or performed under this Lease.

(b)     Notwithstanding the provisions of Section 7.07.(a) of this Lease, Lessee’s duty to indemnify and hold Lessor harmless shall not apply to any liability, claims, loss or damages arising because of Lessor’s active negligence or willful acts of misconduct.

(c)     Lessee hereby waives all claims against Lessor for damages to goods, wares and merchandise and all other personal property in, on or about the Premises and for injury or death to persons in, on or about the Premises from any cause arising at any time to the fullest extent permitted by law. In no event shall Lessor be liable (i) for lost profits or other consequential damages arising from any cause or (ii) for any damage which is or could be covered by the insurance Lessee is required to carry under this Lease.

Section 7.08.  Lessor as Party Defendant.    If by reason of an act or omission of Lessee or any of its employees, agents, invitees, licensee, visitors, guests or contractors, Lessor is made a party defendant or a cross-defendant to any action involving the Premises or this Lease, Lessee shall hold harmless and indemnify Lessor from all liability or claims of liability, including all damages, attorney fees and costs of suit.

Section 17.09.  Surrender of Possession; Holding Over.

(a)           At the expiration of the Lease, Lessee agrees to deliver up and surrender to Lessor possession of the Premises and all improvements thereon broom clean and, in as good order and condition as when possession was taken by Lessee, excepting only ordinary wear and tear (wear and tear which could have been avoided by first class maintenance practices and in accordance with industry standards shall not be deemed “ordinary”).  Upon expiration or sooner termination of this Lease, Lessor may reenter the Premises and remove all persons and property therefrom.  If Lessee shall fail to remove any personal property which it is entitled or obligated to remove from the Premises upon the expiration or sooner termination of this Lease, for any cause whatsoever, Lessor, at its option, may remove the same and store or dispose of them, and Lessee agrees to pay to Lessor on demand any and all expenses incurred in such removal and in making the Premises free from all dirt, litter, debris and obstruction, including all storage and insurance charges.  If the Premises are not surrendered at the end of the Lease Term, Lessee shall indemnify Lessor against loss or liability resulting from delay by Lessee in so surrendering the Premises, including, without limitation, actual damages for lost rent and with respect to any claims of a successor occupant.

(b)           If Lessee, with Lessor’s prior written consent, remains in possession of the Premises after expiration of the Lease Term and if Lessor and Lessee have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a monthly Base Rent equivalent to one hundred fifty percent (150%) of the monthly rental in effect immediately prior to such expiration, such payments to be made as herein provided for Base Rent. In the event of such holding over, all of the terms of this Lease, including the payment of Additional Rent all charges owing hereunder other than rent shall remain in force and effect on said month to month basis.

Section 17.22.   Hazardous Materials.

(d)           Lessee’s Environmental Indemnity.  Lessee agrees to indemnify and hold Lessor harmless from any liabilities, losses, claims, damages, penalties, fines, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about the Project, and/or subsurface or ground water, from an act or omission of Lessee (or Lessee’s successor), its agents, employees, invitees, vendors, contractors, guests or visitors.